Exhibit 10.1

Quicksilver Resources Inc.
2011 Executive Bonus Plan

Section 1.   Eligibility:  This 2011 Executive Bonus Plan (the “Plan”) provides for awards of incentive bonuses to executive and other officers of Quicksilver Resources Inc. (the “Company”).  Only executive officers of the Company designated by the Compensation Committee (“Executive Officers”) or other officers of the Company designated by the Chief Executive Officer (“Non-Executive Officers” and, together with the Executive Officers, “Participants”) are eligible to participate in the Plan.

The criteria for determining bonuses under the Plan, including performance measures and target incentive amounts, will be established by the Compensation Committee for Participants who are Executive Officers and by the Chief Executive Officer for Participants who are Non-Executive Officers.  A Participant may be granted a Cash Bonus Award, an Equity Bonus Award, or a combination thereof.

The portion of an incentive bonus awarded pursuant to the Plan to an Executive Officer who is designated as a “Covered Employee” by the Compensation Committee that exceeds 50% of the Executive Officer’s Target Incentive (i.e., the portion awarded for Quantitative Performance Levels meeting or exceeding 80% of Budget) is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and is granted pursuant to the Company’s Third Amended and Restated 2006 Equity Plan, as may be amended (the “Equity Plan”), and is subject to the terms and conditions thereof.  The portion of any bonus awarded to a Covered Employee that does not exceed 50% of the Covered Employee’s Target Incentive (i.e., the portion that would be awarded if Quantitative Performance Levels did not meet 80% of Budget) and all bonuses awarded to other Participants under the Plan are not intended to qualify as performance-based compensation and are not made pursuant to Section 11 of the Equity Plan.

Except as provided below, in order to receive a bonus under the Plan, a Participant must be an active, full-time employee on the date bonuses are paid hereunder.  The incentive bonus of a newly hired or promoted Participant will be pro-rated based on the number of calendar days in the Plan Year that he or she participates in the Plan.

If an eligible Participant dies or becomes disabled and unable to work during the Plan Year, a pro-rated award based on the number of calendar days in the Plan Year that he or she participated in the Plan before his or her death or disability and determined at the actual level of achievement of the Quantitative Performance Levels will be paid to the Participant or his or her beneficiary at the same time and in the same manner as awards for the Plan Year are paid to other Participants; provided, however, that notwithstanding any provision of the Plan to the contrary, an Equity Bonus Award will be paid in the form of a lump sum cash payment rather than in the form of Restricted Shares or Restricted Stock Units.  The Participant’s beneficiary under the Plan will be the beneficiary designated under the Company’s group life insurance plan.  If no such beneficiary has been designated, the award will be paid to the Participant’s estate.

Section 2.   Definitions:

Board:  The Board of Directors of the Company.

Budget:  The performance levels for Quantitative Performance Measures, as set forth in Table 1, against which the Quantitative Performance Levels achieved for the Plan Year are measured.

Cash Bonus Awards:  An incentive bonus award granted to an eligible Participant pursuant to the Plan that is paid in a lump sum cash payment.

Cash Flow from Operations:  The Company’s Cash Flow from Operations for the Plan Year, as determined in accordance with generally accepted accounting principles.

Change in Control:  The occurrence of any of the following events:

(i)       any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that the following acquisitions will not constitute a Change in Control:  (A) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors; (B) any acquisition of Voting Stock of the Company by the Company or any subsidiary of the Company; (C) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company; and (D) any acquisition of Voting Stock of the Company by Mercury Exploration Company, Quicksilver Energy, L.P., The Discovery Fund, Pennsylvania Avenue Limited Partnership, Pennsylvania Management Company, the estate of Frank Darden, Lucy Darden, Anne Darden Self, Glenn Darden or Thomas Darden, or their respective successors, assigns, designees, heirs, beneficiaries, trusts, estates or controlled affiliates;

(ii)      a majority of the Board ceases to be comprised of Incumbent Directors; or

(iii)     the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the consolidated assets of the Company (each, a “Business Combination Transaction”) immediately after which the Voting Stock of the Company outstanding immediately prior to such Business Combination Transaction does not continue to represent (either by remaining outstanding or by being converted into Voting Stock of the entity surviving, resulting from, or succeeding to all or substantially all of the Company’s consolidated assets as a result of such Business Combination Transaction or any parent of such entity) at least 50% of the combined voting power of the then outstanding shares of Voting Stock of (A) the entity surviving, resulting from, or succeeding to all or substantially all of the Company’s consolidated assets as a result of, such Business Combination Transaction or (B) any parent of any such entity (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).

Chief Executive Officer:  The Chief Executive Officer of the Company.

Compensation Committee:  The Compensation Committee of the Board of Directors of the Company.

Earnings Per Share or EPS:  The Company’s fully diluted Earnings Per Share as set forth in the Company’s Consolidated Statement of Earnings for the Plan Year, as determined in accordance with generally accepted accounting principles.

Equity Bonus Awards:  An incentive bonus award granted to an eligible Participant pursuant to the Plan that is denominated in a dollar amount but that is paid by a grant of Restricted Shares or Restricted Stock Units, vesting in installments of 33 1/3% on each of the first three anniversaries of the date of grant of such Restricted Shares or Restricted Stock Units.  The number of Restricted Shares or Restricted Stock Units granted will be equal to the dollar amount of the award earned under the Plan divided by the Market Value per Share (within the meaning of the Equity Plan) on the date of grant.

Exchange Act:  The Securities Exchange Act of 1934, as amended.

F&D Cost:  The Company’s finding and development cost for the Plan Year, determined by dividing (i) drilling capital related to reserve additions for the Plan Year, as reflected in the Company’s general ledger for the Plan Year, by (ii) reserve additions, for which capital was incurred, for the Plan Year, as reflected in the Company’s reserve engineering database for the Plan Year.

Incumbent Directors:  The individuals who, as of the date the Plan is adopted, are directors of the Company and any individual becoming a director subsequent to the date hereof whose election, nomination for election by the Company’s stockholders, or appointment, was approved by a vote of a majority of the then-Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination).

Participant:  An Executive Officer designated by the Compensation Committee or a Non-Executive Officer designated by the Chief Executive Officer as eligible to participate in the Plan.

Plan Year:  January 1, 2011 through December 31, 2011.

Production:  The Company’s net production for the Plan Year as set forth in the Company’s audited financial statements.

Qualitative Performance Measures:  Those objective and subjective factors that the Compensation Committee or the Chief Executive Officer may, in their discretion, consider in determining each eligible Participant’s award.  Qualitative Performance Measures may include such factors as the Chief Executive Officer’s recommendation with respect to an Executive Officer’s potential award, the Board’s recommendation with respect to the Chief Executive Officer’s potential award and such other factors as the Compensation Committee or the Chief Executive Officer may elect to consider in their discretion.

Quantitative Performance Levels:  The performance levels achieved for the Plan Year with respect to Quantitative Performance Measures.

Quantitative Performance Measures:  Cash Flow from Operations, Earnings Per Share, F&D Cost, Production and Reserves.

Reserves:  The Company’s proved reserves, net of revision and production, as of the end of the Plan Year, as set forth in the official report prepared by the independent petroleum engineers engaged by the Company for such purpose.

Restricted Shares: A grant of “Restricted Shares” within the meaning of and pursuant to the Equity Plan.

Restricted Stock Units:  A grant of “Restricted Stock Units” within the meaning of and pursuant to the Equity Plan.

Target Incentive:  The unadjusted bonus a Participant would earn under an award if each Quantitative Performance Measure is achieved at a Quantitative Performance Level equal to 100% of Budget.  A Target Incentive is calculated by multiplying the Participant’s base salary earned during the Plan Year by the Participant’s Target Percent of Base Pay with respect to such award.

Target Percent of Base Pay:  A percentage of base salary assigned to each eligible Participant by the Compensation Committee or the Chief Executive Officer, as applicable, with respect to each award granted under the Plan.

Voting Stock:  The securities entitled to vote generally in the election of directors or persons who serve similar functions.

Weighting Factor:  The weighting percentage assigned to each Quantitative Performance Measure, as set forth in Table 1.

Section 3.   Calculation of Awards:  With respect to each Quantitative Performance Measure, a Participant’s Target Incentive for each award is multiplied by the applicable “Percent Target Awarded” value corresponding to the Quantitative Performance Level set forth in Table 1 for that Quantitative Performance Measure and further multiplied by the Weighting Factor applicable to that Quantitative Performance Measure.  The resulting products for each Quantitative Performance Measure are then summed to obtain a Participant’s potential award or awards.  The Compensation Committee (with respect to Executive Officers) or the Chief Executive Officer (with respect to Non-Executive Officers) may, in their discretion, adjust a Participant’s potential award or awards based on consideration of Qualitative Performance Measures; provided, however, that with respect to an award to a Covered Employee, the Compensation Committee may exercise such discretion only to reduce or eliminate such award.  In no event will the reduction of any Participant’s potential award have the effect of increasing an award payable to a Covered Employee under the Plan.  The Compensation Committee’s exercise of discretion to make adjustments in awards and performance measures with respect to Covered Employees is limited as specifically provided in the Equity Plan.

If the Compensation Committee (with respect to Executive Officers) or the Chief Executive Officer (with respect to Non-Executive Officers) determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or any other events or circumstances, the Quantitative Performance Measures or corresponding Percent Target Awarded values are no longer suitable, the Compensation Committee or the Chief Executive Officer, as applicable, may in their discretion modify such Quantitative Performance Measures or percentages or the related minimum acceptable level of achievement, in whole or in part, with respect to the Plan Year as they or he deem appropriate and equitable.

Section 4.   Approval and Payment of Awards:  Upon completion of the annual audit by the Company’s independent auditors of the results of the Company’s operations for the Plan Year, the Compensation Committee (with respect to Executive Officers) and the Chief Executive Officer (with respect to Non-Executive Officers) will certify in writing the extent to which the Quantitative Performance Levels for the Plan Year were achieved and determine the award or awards payable to each eligible Participant.  Payment of each Cash Bonus Award will be made in a lump sum payment in cash, and will be made no later than March 15 following the end of the Plan Year.  Restricted Shares or Restricted Stock Units granted in payment of Equity Bonus Awards will be granted no later than March 15 following the end of the Plan Year.  The Company may deduct from any award such amounts as may be required to be withheld under any federal, state or local tax laws.  It is the Company’s intention that any bonus awarded under the Plan will not constitute a deferral of compensation within the meaning of Section 409A of the Code.

Section 5.   Change in Control:  If a Change in Control occurs during the Plan Year, the award payable to each eligible Participant for the Plan Year will be determined at the highest level of achievement of the Quantitative Performance Levels, without regard to actual performance and without proration for less than a full Plan Year.  The awards will be paid following the Change in Control and in no event later than 30 days after the date of an event which results in a Change in Control.  Notwithstanding any provision of the Plan to the contrary, if a Change in Control occurs during the Plan Year, each Equity Bonus Award will be paid in the form of a lump sum cash payment rather than in the form of Restricted Shares or Restricted Stock Units.

Section 6.   No Contract:  The Plan is not and will not be construed as an employment contract or as a promise or contract to pay awards to eligible Participants or their beneficiaries.  The Plan does not confer upon any eligible Participant any right with respect to continuance of employment or other service with the Company or any subsidiary, nor will it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate such person’s employment or other service at any time.  The Plan will be approved by the Compensation Committee and the Chief Executive Officer and may be amended from time to time by the Compensation Committee without notice; provided that the Chief Executive Officer may modify the Weighting Factors, Quantitative Performance Measures, and Percent Target Awarded criteria set forth in Table 1 with respect to Participants who are Non-Executive Officers.  No eligible Participant or beneficiary may sell, assign, transfer, discount or pledge as collateral for a loan, or otherwise anticipate any right to payment of an award under the Plan.

Section 7.   Administration of the Plan:  The Compensation Committee or, with respect to an award to a Non-Executive Officer, the Chief Executive Officer, has the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing an award of an incentive bonus.  A majority of the Compensation Committee will constitute a quorum, and the action of the members of the Compensation Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Compensation Committee.  The interpretation and construction by the Compensation Committee or the Chief Executive Officer of any such provision and any determination by the Compensation Committee or the Chief Executive Officer pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive.  Neither the Chief Executive Officer nor any member of the Compensation Committee will be liable for any such action or determination.

Section 8.   Governing Law:  The Plan, all awards and all actions taken under the Plan will be governed in all respects in accordance with the laws of the State of Texas, including without limitation, the Texas statute of limitations, but without giving effect to the principles of conflicts of laws of such State; provided, however, that to the extent an award is made pursuant to the Equity Plan, it will be governed in all respects in accordance with the laws of the State of Delaware.

Section 9.   Limitation on Payment of Benefits:  Notwithstanding any provision of the Plan to the contrary, if a Participant participates in the Company’s Amended and Restated Executive Change in Control Retention Incentive Plan, as amended from time to time (the “Executive Retention Plan”) and any amount to be paid or provided under the Plan to such Participant would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, then the payments to be paid or provided under the Plan will be treated in accordance with such Executive Retention Plan.  If any Participant does not participate in the Executive Retention Plan and any amount to be paid or provided under the Plan to such Participant would be an Excess Parachute Payment but for the application of this sentence, then the payments to be paid or provided under the Plan will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes).  Whether requested by an eligible Participant or the Company, the determination of whether any reduction in such payments to be provided under the Plan or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants in effect prior to the Change in Control.  The fact that the Participant’s right to payments may be reduced by reason of the limitations contained in this Section 9 will not of itself limit or otherwise affect any other rights of the Participant other than pursuant to the Plan.

Table 1
QUICKSILVER RESOURCES INC.
2011 EXECUTIVE BONUS PLAN

I.           Quantitative Performance Measures and Weighting Factors

Quantitative Performance Measure	Weighting Factor

Cash Flow from Operations	15%
Earnings Per Share (EPS)	15%
F&D Cost	20%
Production	25%
Reserves	25%

II.           Performance Levels Attained and Determination of Awards

Quantitative Performance Levels1	Percent Target Awarded
120% of Budget or greater	200.00%
119% of Budget	175.00%
118% of Budget	175.00%
117% of Budget	175.00%
116% of Budget	175.00%
115% of Budget	175.00%
114% of Budget	150.00%
113% of Budget	150.00%
112% of Budget	150.00%
111% of Budget	150.00%
110% of Budget	150.00%
109% of Budget	125.00%
108% of Budget	125.00%
107% of Budget	125.00%
106% of Budget	125.00%
105% of Budget	125.00%
104% of Budget	100.00%
103% of Budget	100.00%
102% of Budget	100.00%
101% of Budget	100.00%
100% of Budget	100.00%
99% of Budget	90.00%
98% of Budget	90.00%
97% of Budget	90.00%
96% of Budget	90.00%
95% of Budget	90.00%
94% of Budget	80.00%
93% of Budget	80.00%
92% of Budget	80.00%
91% of Budget	80.00%
90% of Budget	80.00%
89% of Budget	70.00%
88% of Budget	70.00%
87% of Budget	70.00%
86% of Budget	70.00%
85% of Budget	70.00%
84% of Budget	60.00%
83% of Budget	60.00%
82% of Budget	60.00%
81% of Budget	60.00%
80% of Budget	60.00%
Less than 80% but more than 50% of Budget	50.00%2
50% of Budget or below	25.00%3

“Budget” represents (i) with respect to Cash Flow from Operations, Earnings per Share and Production, the applicable performance measure budgeted for the Plan Year in the Company’s 2011 Budget approved by the Board on December 2, 2010, and (ii) with respect to F&D Cost and Reserves, the performance goals established by the Compensation Committee for purposes of the Plan on February 22, 2011.

For the avoidance of doubt, the Quantitative Performance Level for F&D Cost will be determined by reference to the extent to which F&D Cost is less than the established performance goal (as contrasted to the Quantitative Performance Levels for other Quantitative Performance Measures, which are determined by reference to the extent that performance exceeds established performance goals).

The Quantitative Performance Levels for the Plan Year will be calculated so as to exclude the effects of any extraordinary or nonrecurring events (including any material restructuring charges, financial or otherwise), or any changes in accounting principles, acquisitions or divestitures, and may be adjusted as otherwise permitted by the Equity Plan; provided that, in the case of a Covered Employee, no such adjustment will be made if the effect of such adjustment would cause the related compensation to fail to qualify as “performance-based compensation.”

1 Actual performance will be rounded to the closest whole percentage of Budget to determine the Quantitative Performance Level attained.

2 Bonuses paid to Covered Employees in amounts up to 50% of Target Incentive are not intended to qualify as performance-based compensation.  Only the portion of a bonus in excess of 50% of a Covered Employee’s Target Incentive is intended to qualify as performance-based compensation.

3 The Percent Target Awarded for a Quantitative Performance Level less than 50% of Budget may be any percent from 0 to 25%, at the discretion of the Compensation Committee with respect to Executive Officers and at the discretion of the Chief Executive Officer with respect to Non-Executive Officers.